C.H. Robinson Worldwide, Inc.

14701 Charlson Road

Eden Prairie, MN 55347

Contact: Angie Freeman, director of investor relations (952) 937-7847

FOR IMMEDIATE RELEASE

C.H. ROBINSON WORLDWIDE NAMES NEW BOARD MEMBER

James B. Stake Joins Board of Directors

MINNEAPOLIS, October 31, 2008- C.H. Robinson Worldwide, Inc. ("C.H. Robinson") (Nasdaq: CHRW) announced today that its Board of Directors has appointed a new director, James B. Stake, effective January 1, 2009. Stake, 55, recently retired from a 34-year career with 3M Company (NYSE: MMM), after serving most recently as executive vice president of 3M's Enterprise Services.

"Jim is a great addition to the Board, and will serve C.H. Robinson's shareholders well," said John P. Wiehoff, chairman and chief executive officer of C.H. Robinson. "Jim brings extensive executive leadership experience with a successful, global company, which will be of great help to Robinson as we continue to grow and expand internationally. His strong background in operations in a variety of industries, his leadership skills, and his international expertise will be extremely valuable. We are excited to have him."

Stake served in a variety of leadership positions at 3M Company, leading global health care, industrial, and commercial businesses ranging from in size from $100 million to over $3 billion. During his career he served over 12 years of foreign assignments in Europe and South America. In addition to his career at 3M, Stake has served as a board member for Ottertail Corporation (NASDAQ: OTTR), as a board member and chairman of the finance committee for Twin Cities Public Television, and as a lecturer at the 3M Leadership Development Institute and the University of Minnesota. Stake holds a Bachelor of Science from Purdue University and a Master of Business Administration from the Wharton School at the University of Pennsylvania.

Founded in 1905, C.H. Robinson Worldwide, Inc. had gross revenues of approximately $7.3 billion in 2007 and is a global provider of multimodal transportation services, logistics solutions and fresh produce sourcing. The company serves over 29,000 customers through a network of over 220 offices in North America, Europe, South America and Asia. In North America, C.H. Robinson is one of the largest third-party logistics companies and maintains the single largest network of motor carrier capacity worldwide through contracts with approximately 48,000 motor carriers. C.H. Robinson Worldwide, Inc. headquarters is in Eden Prairie, Minnesota. For more information about C.H. Robinson, visit www.chrobinson.com.

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C.H. Robinson Worldwide

October 31, 2008

Except for the historical information contained herein, the matters set forth in this release are forward-looking statements that represent our expectations, beliefs, intentions or strategies concerning future events. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience or our present expectations, including, but not limited to such factors as market demand and pressures on the pricing for our services; competition and growth rates within the third-party logistics industry; freight levels and availability of truck capacity or alternative means of transporting freight, and changes in relationships with existing truck, rail, ocean and air carriers; changes in our customer base due to possible consolidation among our customers; our ability to integrate the operations of acquired companies with our historic operations successfully; risks associated with litigation and insurance coverage; risks associated with operations outside of the U.S.; risks associated with the potential impacts of changes in government regulations; risks associated with the produce industry, including food safety and contamination issues; changing economic conditions such as general economic slowdown, decreased consumer confidence, fuel shortages and the impact of war on the economy; and other risks and uncertainties detailed in our Annual and Quarterly Reports.

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